Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)1

(Form Type)

Amzon.com, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	4.700% Notes due 2024	Rule 457(o)	$1,250,000,000	99.933%	$1,249,162,500	0.00011020	$137,658
	Debt	4.600% Notes due 2025	Rule 457(o)	$1,250,000,000	99.994%	$1,249,925,000	0.00011020	$137,742
	Debt	4.550% Notes due 2027	Rule 457(o)	$2,000,000,000	99.942%	$1,998,840,000	0.00011020	$220,273
	Debt	4.650% Notes due 2029	Rule 457(o)	$1,500,000,000	99.929%	$1,498,935,000	0.00011020	$165,183
	Debt	4.700% Notes due 2032	Rule 457(o)	$2,250,000,000	99.976%	$2,249,460,000	0.00011020	$247,891
Carry Forward Securities
Carry Forward Securities	n/a	n/a	n/a	n/a		n/a			n/a	n/a	n/a	n/a
	Total Offering Amounts					$8,246,322,500		$908,747.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$908,747.00

[1]	Final Prospectus Supplement